Exhibit 3.1.2
THE COMPANIES LAW, CAP. 22 (REVISED)
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
Solectron Global Finance Ltd.
1.	The name of the Company is Solectron Global Finance Ltd.

2.	The Registered Office of the Company shall be at the offices of CARD Corporate Services Ltd. of Zephyr House, 122 Mary Street, P.O. Box 709 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies law, Cap. 22 (Revised) (the “Statute”) or any other law.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Statute.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands and shall not make any invitation to the public of the Cayman Islands to subscribe for any of its shares unless it is listed on the Cayman Islands Stock Exchange; save that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into 50,000 Shares with a par value of US$1.00 each with power for the Company, subject to the provisions of the Statute and the Articles of Association, to redeem any of its Shares and to increase or reduce the said capital and to issue any part of its capital, original, redeemed, increased or reduced, with or without any preference, priority or special privilege or subject to postponement of rights or to any conditions or restrictions and so that, unless the condition of the shares shall otherwise expressly declare, every issue of shares, whether declared to be ordinary or otherwise, shall be subject to the power hereinbefore contained.

We, the undersigned, are desirous of being formed into a Company pursuant to this Memorandum of Association and the Statute, and we hereby agree to take the numbers of shares set opposite our respective names below.
Dated this 7 March 2005.

SIGNATURE, NAME, OCCUPATION,	NUMBER OF SHARES
AND ADDRESS OF SUBSCRIBER	TAKEN BY SUBSCRIBER

CARD Corporate Services Ltd., a Cayman Islands
Company of Zephyr House, 122 Mary Street,
P.O. Box 709 GT, Grand Cayman	One Share

by :

/s/ Antony Duckworth

(Sgd.)	/s/ Meghan Wyle

Witness to the above signatures:

Address:	Zephyr House, 122 Mary Street,
P.O. Box 709GT, Grand Cayman

Occupation:	Corporate Administrator
I, D. Evadne Banks, Assistant Registrar of Companies in and for the Cayman Islands, DO HEREBY CERTIFY that this is a true copy of the Memorandum of Association of the Company.
Dated this 7 March 2005.

/s/ D. Evadne Banks
Assistant Registrar of Companies